Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Laser-Pacific Media Corporation


     We consent to incorporation by reference in the registration statements (No. 333-42359 and No. 333-89105) on Form S-8 of Laser-Pacific Media Corporation of our report dated February 21, 2003, relating to the consolidated balance sheets of Laser-Pacific Media Corporation and subsidiaries as of December 31, 2002 and 2001, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Laser-Pacific Media Corporation.

/s/ KPMG LLP

Los Angeles, California
March 26, 2003